Exhibit 4.3

ALADDIN KNOWLEDGE SYSTEMS LTD.

WORLDWIDE 2003 SHARE OPTION PLAN

1.     NAME AND PURPOSE

1.1    This Plan (including any addendums, exhibits, annexes and attachments), as amended from time to time, shall be known as the Aladdin Knowledge Systems Ltd. Worldwide 2003 Share Option Plan (the “Plan”).

1.2    The purpose of the Plan is to retain, in the employ of Aladdin Knowledge Systems Ltd., an Israeli company (the “Company”) and each Subsidiary (as defined below), persons of training, experience, and ability, to attract new employees, officers, directors or consultants, whose services are considered valuable, to encourage the sense of proprietorship of such persons, and to stimulate the active interest of such persons in the development and financial success of the Company by providing them with opportunities to acquire and maintain share ownership in the Company.

2.     DEFINITIONS

In the Plan:

“Articles of Association” means the articles of association of the Company as required by and in compliance with the Companies Law (defined below) and as may be amended from time to time by the shareholders of the Company.

“Board” means the Board of Directors of the Company.

“Cause” unless otherwise defined in the Option Agreement (as defined below), shall mean (i) conviction of any felony involving moral turpitude affecting the Company or a Subsidiary; (ii) any refusal to carry out a reasonable directive of the management and/or the Board which involves the business of the Company, a Subsidiary or their affiliates and was capable of being lawfully performed; (iii) embezzlement of funds of the Company, a Subsidiary or their affiliates; (iv) any breach of the Optionee’s fiduciary duties or duties of care to the Company or a Subsidiary, including without limitation disclosure of confidential information of the Company, a Subsidiary or their affiliates; and (v) any conduct (other than conduct in good faith) reasonably determined by the Board to be materially detrimental to the Company.

“Companies Law” means the Israeli Companies Law, 1999, and any regulations promulgated thereunder, as may be in effect from time to time.

“Exercise Price” means the purchase price as determined by the Board for each Ordinary Share (as defined below), subject to the exercise of an Option (as defined below).

“Fair Market Value” means as of any date, the value of an Ordinary Share as determined by the closing sales price of the Company’s Ordinary Shares as reported by NASDAQ or the principal national securities exchange upon which the Company’s securities are listed or traded, on the Date of Grant.

“Grant Date” means the date that is specified by the Board to be the date on which such Option was granted.

“Option” means the right to purchase Ordinary Shares granted in accordance with the terms of the Plan and an Option Agreement (as defined below).

“Optionee” means the person or entity to whom an Option is granted.

“Option Agreement” means a written agreement or such other written instrument entered into between the Company and the Optionee that governs the terms of the Option along with the Plan, in such form as the Board or the Committee (as defined below) shall from time to time approve.

“Ordinary Share(s)” means an ordinary share(s), nominal value New Israeli Shekel 0.01 per share, of the Company, issued as a result of the exercise of an Option.

“M&A Transaction” shall mean in the event of either (a) a merger of the Company with or into another corporation, (b) the sale of all or substantially all of the assets or shares of the Company, or (c) reorganization of the Company or the like such that all or substantially all of the shares of the Company are to be exchanged for securities of another company.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Subsidiary” shall mean (i) any entity that, directly or indirectly, is controlled by the Company or (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Board.

“Vesting Dates” shall mean the dates set forth in the Option Agreement that indicate when an Option may be exercised by an Optionee, as determined by the Board on a case by case basis.

3.     ADMINISTRATION OF THE PLAN

3.1    Without derogating from the authority of the Board, the Board shall have the power to administer the Plan either directly or upon the recommendation of a share option compensation committee appointed and maintained by the Board for such purpose (the“Committee”). The Board may, in its sole discretion, and to the extent permitted by the Companies Law or any other applicable law, delegate some or all of its powers relating to the administration and operation of the Plan, to the Committee.

3.2    The Committee shall consist of such number of members (not less than two (2) in number) as may be fixed from time to time by the Board. Committee members shall serve for such term as the Board may determine, subject to removal by the Board at any time.

3.3    The Committee shall select one of its members as its chairman (the “Chairman”) and shall hold its meetings at such times and places as the Chairman shall determine. The Committee shall keep records of its meetings and shall make such rules and regulations for the conduct of its business, as it shall deem advisable. Actions at a meeting of the Committee at which a majority are present or acts reduced to, or approved in writing by all members of the Committee, shall be the valid acts of the Committee.

3.4    Subject to applicable law, any member of such Committee shall be eligible to receive an Option under the Plan while serving on the Committee, unless otherwise specified herein.

3.5    The Committee shall have full power and authority to recommend to the Board (i) to designate Optionees; (ii) to determine the terms and provisions of respective Option Agreements (which need not be identical) including, but not limited to, the number of Ordinary Shares in the Company to be covered by each Option, provisions concerning the time or times when and the extent to which the Option may be exercised, any conditions upon which the vesting of an Option may be accelerated, the nature and duration of restrictions as to transferability or restrictions constituting potential risk of forfeiture for an Option and any provisions required to comply with any requirement of statute or regulation relating to the operation and administration of the Plan to accommodate the specific requirements of local laws in the jurisdiction of the Company, of any Subsidiary or of any Optionee; (iii) to accelerate the right of an Optionee to exercise, in whole or in part, any previously granted Option; (iv) to interpret the provisions and supervise the administration of the Plan; (v) to determine whether and to what extent an Option should comply or continue to comply with any requirement of statute or regulation, adopt rules, procedures, and sub-plans to the Plan relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures in foreign jurisdictions and to classify an Option under any such requirements; and (vi) to determine any other matter which is necessary or desirable for, or incidental to administration of the Plan.

3.6    All decisions and selections made by the Board or the Committee pursuant to the provisions of the Plan shall be made by a majority of its members except that no member of the Board or the Committee, to the extent prohibited by applicable law, shall vote on, or be counted for quorum purposes, with respect to any proposed action of the Board or the Committee relating to any Option to be granted to that member.

3.7    The interpretation and construction by the Committee of any provision of the Plan or of any Option thereunder shall be final and conclusive unless otherwise determined by the Board.

3.8    Any additional costs associated in the administration and implementation of this Plan including but not limited to the costs involved in retaining a trustee, broker or any other third party desired by the Company to facilitate the transactions contemplated under this Plan, shall be borne solely by the Optionee unless determined otherwise by the Board or by the Committee.

4.     DESIGNATION OF OPTIONEES

4.1    The persons eligible for participation in the Plan as recipients of an Option shall include any employees, directors, officers, consultants and service providers of the Company or of any Subsidiary.

4.2      An employee shall not cease to be considered an employee in the case of (i) any leave of absence approved by the Company or by the Subsidiary, as applicable or (ii) transfers between locations of the Company or Subsidiary, as applicable, or between the Company and any Subsidiary.

4.3    Subject to applicable law and at the sole discretion of the Board, an Option may be granted to the trustee of a trust or the appropriate legal representative of a similar entity or arrangement, if necessary to realize tax, accounting, regulatory or other benefits in a particular jurisdiction and the costs arising from the grant and/or exercise of an Option due to such arrangement shall be borne solely by the Optionee unless determined otherwise by the Committee.

5.     SHARES RESERVED FOR THE PLAN

5.1    Subject to adjustment from time to time as provided below (including but not limited to adjustments made pursuant to Sections 5.2 and 8 below), 250,000 Ordinary Shares (representing approximately 2.17% of the Company’s issued and outstanding share capital as of the Effective Date) shall be available for issuance under the Plan for as long as the Plan remains in effect. Ordinary Shares issued under the Plan shall be drawn from authorized and unissued shares of the Company. Until termination of the Plan the Company shall at all times reserve a sufficient number of Ordinary Shares to meet the requirements of the Plan. Should any Option for any reason expire or be canceled prior to its exercise or relinquishment in full, the Ordinary Shares subject to such Option shall again be made available for issuance under the Plan.

5.2      Subject to adjustment from time to time as provide below (including but not limited to Section 8 below) and notwithstanding Section 5.1 above, the aggregate number of Ordinary Shares available for issuance under the Plan will increase automatically on January 1 of each calendar year, without the need for any additional approval, by an additional (a) 250,000 Ordinary Shares (representing approximately 2.17% of the Company’s issued and outstanding share capital as of the Effective Date) or (b) such other lesser amount as may be annually determined by the Board.

5.3    No fractional shares shall be issued or delivered pursuant to the Plan, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional shares, or whether such fractional shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

6.     FORM OF OPTION AGREEMENTS

        Each Option Agreement, subject to the discretion of the Board and the Committee, shall state, inter alia:

6.1     the number of Ordinary Shares to which the Option relates;

6.2     the type of Option granted thereunder in accordance with the requirements of local laws or regulations;

6.3     the dates when the Option may be exercised;

6.4     the Exercise Price;

6.5     the mechanism on which the underlying Ordinary Shares may be paid for;

6.6     the maximum term of the Option;

6.7    restrictions and/or requirements of statute or regulation required to accommodate the specific requirements of local laws and regulations; and

6.8    such other terms and conditions as the Committee or the Board in its discretion may prescribe, provided that they are consistent with this Plan.

7.     OPTION PRICE

7.1    The Exercise Price shall be determined by the Committee or by the Board, in either case in its sole and absolute discretion in accordance with applicable law, subject to any guidelines as may be determined by the Board from time to time, and may be greater than, less than or equal to the Fair Market Value of each Ordinary Share. Notwithstanding the foregoing, the Exercise Price shall not be less than the nominal value of each Ordinary Share. Each Option Agreement will contain the Exercise Price determined for each Optionee.

7.2    The Exercise Price shall be payable upon the exercise of the Option in a form satisfactory to the Committee and subject to limitations set forth by applicable law, including without limitation, cash-less exercise (including on a net-issuance basis without any cost to the Optionee), by cash or by check. Subject to applicable law, the Committee shall have the authority to postpone the date of payment on such terms as it may determine.

7.3     Subject to applicable law, the Board shall have the authority to grant, in its discretion, to the holder of an outstanding Option, in exchange for the surrender and cancellation of such Option, a new Option having a purchase price equal to, lower than or higher than the Exercise Price provided in the Option so surrendered and canceled, and containing such other terms and conditions as the Committee may prescribe in accordance with the provisions of the Plan.

8.     ADJUSTMENTS

8.1    In the event that the Board or the Committee shall determine that any dividend or other distribution (whether in the form of cash, shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of the Company, issuance of warrants or other rights to purchase shares or other securities of the Company, or other similar corporate transaction or event, affects Options such that an adjustment is determined by the Board or Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Board shall, in such manner as it may deem equitable and in its sole discretion, adjust any or all of (i) the number and type of shares or securities which thereafter may be made the subject of the Plan or of any Option granted under the Plan and (ii) the exercise price with respect to any Option or, if deemed appropriate, the Board or Committee may make provision for a cash payment to the holder of an outstanding Option; provided, however, that the number of shares subject to any Option shall always be a whole number.

8.2    In the absence of a specific provision set forth in the Option Agreement, if the Company is liquidated or dissolved while an unexercised Option remains outstanding under the Plan, then the Board, in its own discretion, may determine that any such outstanding Option may be exercised in full by the Optionee as of the effective date of any such liquidation or dissolution of the Company. If the Board determines that the outstanding Option may be exercised, any such outstanding Option may be exercised in full by the Optionee giving notice in writing to the Company of his/her intention to so exercise.

8.3     In the absence of a specific provision set forth in the Option Agreement, in the event of an M&A Transaction, the Board shall reserve the right at its sole discretion and under any terms that it deems fair, to determine that the entire unexercised portion (including vested and unvested) or part of such unexercised portion of each outstanding Option shall become exercisable in full and assumed as part of such M&A Transaction or that an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation shall replace the Option. For the purposes of this Section 8.3 the Option shall be considered assumed if, following an M&A Transaction, the Option confers the right to purchase or receive, for each Ordinary Share subject to the Option immediately prior to the M&A Transaction, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Ordinary Shares of the Company for each Ordinary Share held on the effective date of the M&A Transaction; provided, however, that if the consideration received in the M&A Transaction is not solely Ordinary Shares of the successor corporation or its parent, the Board may, with the consent of the successor corporation, provide for the per share consideration to be received upon the exercise of the Option to be solely Ordinary Shares of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Ordinary Shares in the M&A Transaction, as determined by the Board or such other form of consideration determined in good faith by the Board.

9.     TERM AND EXERCISE OF OPTIONS

9.1    An Option shall be exercised by the Optionee by giving written notice to the Company, in such form and method as may be determined by the Board or by the Committee from time to time, which exercise shall be effective upon receipt of such notice and the Exercise Price by the Company at its principal office. The notice shall specify the number of Ordinary Shares with respect to which the Option is being exercised.

9.2     Until the expiration of the Plan and unless stated otherwise in the Option Agreement, an Option may be exercised by the Optionee in whole at any time or in part from time to time, provided that an Option may not be exercised for a fraction of an Ordinary Share, to the extent that the Option is vested and exercisable.

9.3    Subject to the provisions of Section 9.4 below and unless stated otherwise in the Option Agreement, in the event of termination of Optionee’s employment or service as a director, officer or consultant with the Company or of any Subsidiary, any Option granted to the Optionee will immediately expire. For purposes of this Plan and unless stated otherwise in the Option Agreement, the date of termination (whether for Cause or otherwise) shall be deemed to be the earlier of the date on which the Company or the Optionee, as the case may be, gives notice of the Optionee’s cessation as an employee, director, officer, consultant or service provider (regardless of the effective date of such notice) or the date on which the Optionee actually ceases to be an employee, director, consultant or service provider.

9.4    Notwithstanding anything to the contrary in Section 9.3 above and unless stated otherwise in the Option Agreement, an Option may be exercised after the date of termination of Optionee’s employment or service with the Company or of any Subsidiary, during an additional period of time beyond the date of such termination, but only with respect to an Option already vested at the time of such termination according to the Vesting Dates of the Option set forth in the Option Agreement (but in no event later than the expiration of the term of the Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, then: (i) in the event that Optionee ceases to be an employee or service provider for any reason other than for Cause, death or disability, then any vested Option still in force and not expired may be exercised within a period of three months from the date of termination, (ii) in the event that termination is the result of death or disability of the Optionee, then any vested Option still in force and not expired may be exercised by the Optionee’s legal heir (in the case of death) within a period of 18 (eighteen) months from the date of death and 12 (twelve) months from the date of disability, or (iii) in the event that, prior to the date of such termination, the Board or Committee has authorized an extension of the terms of all or any part of a vested Option beyond the date of such termination for a period not to exceed the period during which a vested Option by their terms would otherwise have been exercisable, then a vested Option may be exercised during such extended period.

9.5    Unless stated otherwise in the Option Agreement, in the event that an Optionee ceases to be an employee or service provider for Cause, the Option shall terminate immediately upon the date of such termination for Cause such that the unvested portion of the Option will not vest, and the vested portion of the Option shall no longer be exercisable.

9.6    If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Ordinary Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her vested Option within the time specified in the Option Agreement or this Plan, the vested Option shall terminate, and the Ordinary Shares covered by such vested Option shall revert to the Plan.

9.7    For the avoidance of any doubt, the Optionee shall not have any of the rights or privileges of shareholders of the Company in respect of any Ordinary Shares purchasable upon the exercise of any part of an Option, including, without limitation, the right to vote or receive dividends, nor shall they be deemed to be a class of shareholders or creditors of the Company for purpose of the operation of sections 350 and 351 of the Companies Law or any successor to such section, until the date where such Ordinary Shares have actually been issued to the Optionee upon the payment of the Exercise Price to the Company and upon the fulfillment of any terms stated in the Option Agreement including the placement of restrictions on such Ordinary Shares as may be determined by the Board.

10.     NON-ASSIGNABILITY AND SALE OF OPTIONS

Except as otherwise permitted by the Board or by the Committee, no Option shall be assignable, transferable or given as collateral or any right with respect to them given to any third party whatsoever, and during the lifetime of the Optionee each and all of such Optionee’s rights to purchase Ordinary Shares hereunder shall be exercisable only by the Optionee. Notwithstanding the foregoing and except as otherwise permitted by the Board or by the Committee, no Option may be transferred at any time other than by will, by the laws of descent and distribution or by any other applicable mandatory law.

11.     ISSUANCE OF SHARES

11.1    Notwithstanding any other provision of the Plan, the Board shall have no obligation to issue or deliver any Ordinary Shares under the Plan or make any other distribution of benefits under the Plan unless, in the opinion of the Company’s counsel, such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act), and the applicable requirements of any securities exchange or similar entity.

11.2    The Company shall be under no obligation to any Optionee to register for offering or resale or to qualify for exemption under the Securities Act or similar law of any foreign jurisdiction, or to register or qualify under state securities laws or foreign securities laws, any Ordinary Shares, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications, if made.

11.3    As a condition to the exercise of an Option, the Company may require (a) that the Optionee represent and warrant at the time of any such exercise or receipt that such Ordinary Shares are being purchased or received only for the Optionee’s own account and without any present intention to sell or distribute such Ordinary Shares and (b) such other action or agreement by the Optionee as may from time to time be necessary to comply with applicable securities laws.

11.4    At the option of the Company, a stop-transfer order against any such Ordinary Shares may be placed on the official share register of the Company, and a legend indicating that such Ordinary Shares may not be pledged, sold or otherwise transferred, unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation, may be stamped on share certificates to ensure exemption from registration. The Committee may also require that the Optionee execute and deliver to the Company a purchase agreement or such other agreement as may be in use by the Company at such time that describes certain terms and conditions applicable to the Ordinary Shares.

12.     TERM OF THE PLAN AND AMENDMENTS

12.1    No Option may be granted by the Board under the Plan after the tenth (10th) anniversary of the Effective Date, provided however, that any Option granted by the Board prior to such date may extend beyond such date and the authority of the Board to amend, alter, adjust suspend, discontinue, or terminate any such Option, to waive conditions or rights attached to such Option and the authority of the shareholders to amend the Plan, shall also extend beyond such date.

12.2    Subject to Section 12.1 above, if any Option, or any part thereof, has not been exercised in accordance with the terms of the Plan and the Option Agreement and the Ordinary Shares have not been issued within ten (10) years after the date on which the Option was granted (or any other shorter or longer period set forth in the Option Agreement), the Option, or any part thereof outstanding, and the right to acquire such Ordinary Shares shall terminate and all interests and rights of the Optionee in and to the same shall expire.

12.3     Subject to any requirements of applicable law and unless otherwise expressly provided for in an Option Agreement, the Board may at any time, but after notification to any trustee, if applicable, amend, alter, suspend or terminate the Plan. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Company, which agreement must be in writing and signed by the Optionee and the Company. Termination of the Plan shall not affect the Board’s ability to exercise the powers granted to it hereunder with respect to any Option granted under the Plan prior to the date of such termination. Notwithstanding anything herein to the contrary, the Board (to the extent permitted by applicable law) shall be permitted to amend the Plan in such manner as may be necessary to enable the Plan to achieve its stated purpose in any jurisdiction in a tax-efficient manner and in compliance with local rules and regulations.

13.     GOVERNMENT REGULATIONS

The Plan, and the granting and exercise of any Option hereunder, and the obligation of the Company to sell and deliver Ordinary Shares, shall be subject to all applicable laws, rules, and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

14.     CONTINUANCE OF EMPLOYMENT

Neither the Plan nor the Option Agreement with the Optionee shall impose any obligation on the Company or a Subsidiary thereof, to continue any Optionee in its employ or service, and nothing in the Plan or in any Option granted pursuant thereto shall confer upon any Optionee any right to continue in the employ or the service of the Company or a Subsidiary thereof or restrict the right of the Company or a Subsidiary thereof to terminate such employment or service at any time.

15.     TAX CONSEQUENCES

15.1     Any tax consequences arising from the grant or exercise of any Option, from the payment for Ordinary Shares covered thereby or from any other event or act, hereunder, shall be borne solely by the Optionee. The Company shall not be required to issue any Ordinary Shares to an Optionee under the Plan until all such obligations are satisfied including but not limited to the fulfillment of any additional restrictions set forth in the Option Agreement or as mandated by applicable law.

15.2    Subject to applicable law and in order to satisfy any tax withholding obligations of the Company, a Subsidiary or a trustee (if applicable), under the Plan, The Board and Committee may permit or require an Optionee to satisfy all or part of his or her tax withholding obligations by (a) paying cash to the Company or to a Subsidiary, as applicable; (b) having the Company withhold payment to the Optionee from any cash amounts otherwise due or to become due from the Company to the Optionee; or (c) having the Company withhold a number of Ordinary Shares that would otherwise be issued to the Optionee upon exercise of an Option, having a value equal to the tax withholding obligations.

15.3     Subject to applicable law, the Optionee shall agree to indemnify the Company and/or any Subsidiary and/or the trustee, if applicable, and hold each of them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Optionee, unless the said liability is a result of default of the Company.

15.4    All reference to taxation in this Section 15 shall also include without limitation, any social security contributions and social charges deemed applicable under local law.

16.     ADDENDUMS

The Committee shall have the authority to adopt such modifications, procedures and sub-plans as may be necessary or desirable to comply with provisions of the laws of any country in which the Company or any Subsidiary may operate to assure the viability of the benefits from any Option granted to an Optionee employed or providing services in such countries and to meet the objectives of the Plan. Any such modifications, procedures and sub-plans will be attached as addendums to the Plan (the “Addendums”) and shall be deemed an integral part of the Plan. Initially, the Plan will have Addendums pertaining to Israel, the United States and the United Kingdom.

17.     GOVERNING LAW & JURISDICTION

The Plan shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matters pertaining to the Plan.

18.     NON-EXCLUSIVITY OF THE PLAN

The adoption of the Plan by the shareholders of the Company and by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangements or as creating any limitations on the power of the shareholders to adopt such other incentive arrangements as it may deem desirable and in accordance with applicable law. Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional incentive compensation arrangements for employees or service providers of the Company or of any Subsidiary.

19.     MULTIPLE AGREEMENTS

The terms of each Option granted under the Plan may differ from any other Option granted at the same time or at any other time under the Plan and there shall be no obligation for uniformity of treatment of employees and service providers with respect to any grant under the Plan. The Board may also grant more than one Option to a given Optionee during the term of the Plan, either in addition to, or in substitution for, one or more Option previously granted to that Optionee.

20.     THE STATUS OF THE AGREEMENT

Any interpretation of the Option Agreement will be made in accordance with the Plan but in the event there is any contradiction between the provisions of an Option Agreement and the Plan, the provisions of the Plan will prevail.

21.     SEVERABILITY

If any provision of the Plan (including of an Addendum) or Option Agreement is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or Option Agreement under any law deemed applicable by the Board or by the Committee, such provision shall be construed or deemed amended to conform to applicable law, or, if it cannot be so construed or deemed amended without, in the Committee’s determination, materially altering the intent of the Plan or the Option Agreement, such provision shall be stricken as to such jurisdiction, person or Option Agreement, and the remainder of the Plan and any such Option Agreement shall remain in full force and effect.

22.     EFFECTIVE DATE

The effective date of the Plan is the date on which the shareholders of the Company ratify the adoption of the Plan at a duly convened meeting of the shareholders (the “Effective Date”).

ADDENDUM A – ISRAEL

IF AN OPTIONEE EITHER (A) RESIDES IN ISRAEL FOR ISRAELI TAX PURPOSES OR (B) IS LIBALE TO PAY ISRAELI INCOME TAX BY VIRTUE OF HIS/HER EMPLOYMENT IN ISRAEL, AT THE TIME OF THE GRANT, THE OPTION IS FURTHER SUBJECT TO THE ADDITIONAL TERMS AND RESTRICTIONS SET FORTH BELOW.

1.     DEFINITIONS

1.1     All capitalized terms used and not otherwise defined herein shall have the meanings given them in the Plan.

1.2     As used in this Addendum A, the following definitions shall apply:

“Capital Gains Track Option” – an Option granted pursuant to the terms of Section 102(b) (2) of the Ordinance (as defined below).

“Employee”– means a director/officer (“nosei misra” – as defined in the Companies Law – 1999) or an employee of the Company. For purposes of any Option granted under Section 102 (as defined below), the term “Employee” shall not include a shareholder of the Company who, at the time the Option is granted or as a result of the grant of such Option, falls within the definition of a “controlling shareholder” of the Company, as defined in Section 32(9) of the Ordinance.

“Employment Income Track Option” – an Option granted pursuant to the terms of Section 102(b) (1) of the Ordinance.

“Interpretation”– an official guideline published by the ITA (as defined below) on March 11, 2003 with respect to Section 102 and the Rules (as defined below) that contains various explanations and interpretations of Section 102 and the Rules.

“ITA”- means the relevant Israeli income tax authorities.

“Ordinance”– means the Israeli Income Tax Ordinance [New Version] 1961 and the regulations promulgated thereunder, as now existing and as amended from time to time.

“Rules”– means the Income Tax Regulations (Tax Benefits on Issuance of Stock to Employees), 2003, as now existing and as amended from time to time.

“Section 3(i) Option” – means any Option granted by the Company to a “controlling shareholder” of the Company as defined in Section 32(9) of the Ordinance or to a non-employee service provider of the Company, which shall be taxed in accordance with Section 3(i) of the Ordinance.

“Section 102” – means Section 102 of the Ordinance and the regulations promulgated thereunder, as now existing and as amended from time to time, including the Rules and the Interpretation.

“Section102 Non-Trustee Option” – means an Option granted pursuant to the terms of Section 102(c) of the Ordinance.

“Trustee”– means the trustee nominated by the Company in accordance with the provisions of Section 102 and approved by the ITA for this purpose.

2.     TYPES OF OPTIONS

2.1    General. In accordance with the provisions of applicable law, the Board shall have the authority to grant an Option classified as either (a) a Section 3(i) Option (only to a “controlling shareholder” of the Company as defined in Section 32(9) of the Ordinance or to a non-employee service provider), (b) a Capital Gains Track Option, (c) an Employment Income Track Option or (d) a Section 102 Non-Trustee Option. For the avoidance of doubt, an Option classified as (b), (c) or (d) above may only be granted to an Employee.

2.2    102 Trustee Options. Subject to Section 3 below and the provisions of applicable law, the Board shall have the authority to grant an Option under Section 102 to an Employee as either (a) a Capital Gains Track Option, or (b) as an Employment Income Track Option (the Capital Gains Track Option together with the Employment Income Track Option shall hereinafter both be referred to as a “102 Trustee Option”). Subject to applicable law, the Company may grant only one type of 102 Trustee Option to its Employees at any given time pursuant to the Plan, and shall file an election with the ITA regarding the track of 102 Trustee Option that it chooses to grant (the “Election”) in accordance with Section 102. Once the Company has filed such Election, it may change the applicable track of 102 Trustee Option described above only in accordance with the guidelines set forth in Section 102.

2.3.    Non-Trustee Option. In accordance with Section 102, in the case of a grant of a Section 102 Non-Trustee Option, the Optionee will be obligated to provide the Company with a form of collateral or guarantee (in a form satisfactory to the Committee) to secure payment by the Optionee of any applicable income tax derived and/or social charges owed in the event that the Optionee is no longer employed by the Company when the Ordinary Shares are sold and the related taxes become due and payable. The granting of a Non-Trustee Option to an Employee shall be made in accordance with the provisions of Section 102. For the avoidance of doubt, the Company may grant a Section 102 Non-Trustee Option at any time and even simultaneously with the grant of a 102 Trustee Option in accordance with the procedures set forth in Section 102.

2.4    Section 3(i) Option. The Board may choose to deposit a Section 3(i) Option with a trustee. In such event, the trustee shall hold such Section 3(i) Option in trust pursuant to any instruction given by the Company as will be set forth in a trust agreement between the Company and such trustee. If determined by the Board, the trustee may also be contractually made responsible for the withholding of any taxes to which such Section 3(i) Option may be become liable upon exercise.

3.     102 TRUSTEE OPTIONS

3.1    Appointment of Trustee. A Trustee shall be appointed by the Board to administer each 102 Trustee Option in accordance with the provisions of Section 102 and pursuant to a written agreement to be entered into between the Trustee and the Company (the “Trust Agreement).

3.2    Responsibility of Trustee. The Trustee is responsible, among other things to: (a) administer the Options for as long as the grant remains in effect subject to the provisions of Section 102, (b) hold any Ordinary Shares received by an Optionee upon an exercise of a 102 Trustee Option in trust, for the requisite period prescribed in Section 102 or such other period as may be required or unless otherwise permitted by the ITA, until the full payment of the Optionee’s tax liabilities to the ITA, (c) withhold any applicable taxes owed to the ITA on behalf of the Optionee upon the release of Ordinary Shares from the Trustee to the Optionee or the sale of the Ordinary Shares, prior to the release of any funds or Ordinary Shares to the Optionee (unless the Company takes this withholding obligation upon itself in accordance with the provisions of Section 102) and (d) provide the ITA with an annual report in accordance with the Rules. Any fees associated with the exercise of a 102 Trustee Option (including any payment of fees to the Trustee) shall be borne by the Optionee.

3.3    Holding Period. A 102 Trustee Option shall be subject to a Holding Period (as defined below). In the case of a Capital Gains Track Option, the Optionee is prohibited from selling (and the Trustee is prohibited from releasing) the Ordinary Shares, during a period of twenty-four (24) months commencing from the end of the tax year in which the grant took place and in the case of an Employment Income Track Option, the Optionee is prohibited from selling (and the Trustee is prohibited from releasing) the Ordinary Shares, during a period of twelve months commencing from the end of the tax year in which the grant took place (each such prohibition, as applicable, and subject to change in accordance with Section 102 or otherwise as might be prescribed by the ITA, shall hereinafter be referred to as the “Holding Period”). Notwithstanding the foregoing, in accordance with Section 102, the meaning of such prohibition on the sale (or release by the Trustee) of the Ordinary Shares during the Holding Period is that should an Optionee desire to sell or release its Ordinary Shares during the Holding Period, the sale or release of the Ordinary Shares shall be taxed in accordance with the relevant provisions of Section 102 regarding a breach of the terms of the Holding Period. For the avoidance of doubt, in the event of a Capital Gains Track Option, a sale (or release) of the Ordinary Shares during the Holding Period will forfeit the right of the Optionee to receive the tax benefits available in accordance with Section 102(b)(2) of the Ordinance and will result in adverse tax consequences for the Optionee. In the case of the Employment Income Track Option, the sale (or release) of the Ordinary Shares during the Holding Period may also result in adverse tax consequences for the Optionee in accordance with the provisions of Section 102.

3.4    Responsibility of Optionee. Each Optionee shall be obligated to comply with the terms of, the Plan, the Option Agreement, the provisions of Section 102 and the terms and conditions of the Trust Agreement. In addition, each Optionee must enter into a written undertaking to the Company which states among other things (a) the name of the applicable tax track which will govern the 102 Trustee Option grant, (b) that the provisions of Section 102 will apply to the grant of the Option, and (c) that there are restrictions on the sale of Ordinary Shares (or release of Ordinary Shares by the Trustee) during the Holding Period.

3.5    Tax Consequences. All applicable laws and regulations in Israel pertaining to the granting of options including but not limited to the provisions set forth in Section 102, any interpretation published by the Israeli tax authorities in their official guidelines and any judicial interpretation of the Israeli courts, shall each apply to a grant of a 102 Trustee Option. For the avoidance of doubt, the provisions of Section 102 shall prevail over any term contained in either the Plan, this Addendum and/or the Option Agreement.

3.6    Effectiveness of 102 Trustee Option Grant. A 102 Trustee Option may only be granted by the Board to an Optionee thirty (30) days following the filing of the Plan (and this Addendum) and the relevant application form with the ITA and the effectiveness of any 102 Trustee Option shall be subject to the approval of the Plan and the Trustee with the ITA in accordance with the provisions of Section 102.

3.7    Dividends. Each Optionee shall be entitled to receive dividends declared, if applicable, in accordance with the number of Ordinary Shares acquired pursuant to the exercise of a 102 Trustee Option subject to any applicable taxation on distribution of dividends. In the event that the dividend is paid in the form of Ordinary Shares or such other form of equity, such Ordinary Shares or equity must be first transferred by the Company to the Trustee and shall be subject to the provisions of Section 102 including but not limited to the application of the Holding Period.

3.8    Assignability. As long as Options are administered by the Trustee and/or Ordinary Shares are held by the Trustee on behalf of the Optionee, all rights of the Optionee over the Options and/or Ordinary Shares may not be transferred, assigned, pledged or mortgaged, other than by will or law of decent and distribution and are subject to the restrictions set forth in Section 102.

4.     GENERAL TAXATION ISSUES

Without derogating from Section 15 of the Plan, the ultimate liability for income tax, social insurance or other tax-related liability or withholding in connection with or derived from the grant of an Option shall be the sole responsibility of the Optionee.

5.     GENERAL LEGAL ISSUES

The restrictions and terms of each grant of an Option shall be subject to Section 102 or Section 3(i) of the Ordinance, as applicable, and any other applicable law relating to the creation, existence, and administration of incentive stock option plans, the Companies Law and any other Israeli corporate laws, Israeli securities laws and the Ordinance.

6.     CHOICE OF LAW

This Addendum A shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws.

ADDENDUM B – UNITED STATES

IF AN OPTIONEE EITHER (A) IS A CITIZEN OR RESIDENT OF THE UNITED STATES OF AMERICA FOR U.S. TAX PURPOSES OR (B) IS LIABLE TO PAY U.S. INCOME TAX BY VIRTUE OF HIS/HER EMPLOYMENT IN THE UNITED STATES, AT THE TIME OF THE GRANT, THE OPTION IS FURTHER SUBJECT TO THE ADDITIONAL TERMS AND RESTRICTIONS SET FORTH BELOW.

1.     DEFINITIONS

1.1     All capitalized terms used and not otherwise defined herein shall have the meanings given them in the Plan.

1.2     As used in this Addendum, the following definitions shall apply:

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Incentive Stock Option” means an Option granted with the intention that it qualify as an “incentive stock option” as that term is defined in Section 422 of the Code.

“Nonqualified Stock Option” means an Option other than an Incentive Stock Option.

2.     TYPES OF OPTIONS

The Board shall have the authority to grant Options classified as either: (i) Incentive Stock Options or (ii) Nonqualified Stock Options. Incentive Stock Options may be granted only within ten (10) years from the date on which the Plan was ratified for adoption by the shareholders of the Company at a duly convened meeting of the shareholders. The Optionee shall duly and timely report income from the exercise of the Option for U.S. federal and applicable state and local income tax purposes consistently with the Option’s classification by the Board.

3.     INCENTIVE STOCK OPTION LIMITATIONS

3.1      Notwithstanding any other provisions of the Plan, and to the extent required by Section 422 of the Code, an Incentive Stock Option shall be subject to the following additional terms and conditions:

3.2     Dollar Limitation.To the extent the aggregate Fair Market Value (determined as of the Grant Date) of Ordinary Shares with respect to which a Optionee’s Incentive Stock Option become exercisable for the first time during any calendar year (under the Plan and all other stock option plans of the Company and Subsidiary Corporation) exceeds $100,000, such portion in excess of $100,000 shall be treated as a Nonqualified Stock Option. In the event the Optionee holds two or more grants of an Option that become exercisable for the first time in the same calendar year, such limitation shall be applied on the basis of the order in which each such Option are granted.

3.3     Eligible Employees. Individuals who are not employees of the Company or of a Subsidiary Corporation may not be granted Incentive Stock Options.

3.4    Exercise Price. The Purchase Price of an Incentive Stock Option shall be at least 100% of the Fair Market Value of the Ordinary Shares on the Grant Date, and in the case of an Incentive Stock Option granted to a Optionee who owns more than 10% of the total combined voting power of all classes of the Company’s share capital or that of a Subsidiary Corporation (a “Ten Percent Shareholder”), shall not be less than 110% of the Fair Market Value of the Ordinary Shares on the Grant Date. The determination of more than 10% ownership shall be made in accordance with Section 422 of the Code.

3.5    Option Term. Subject to earlier termination in accordance with the terms of the Plan and the Option Agreement, the term of an Incentive Stock Option shall not exceed ten years, and in the case of an Incentive Stock Option granted to a Ten Percent Shareholder, shall not exceed five years.

3.6    Exercisability. An Option designated as an Incentive Stock Option shall cease to qualify for favorable tax treatment as an Incentive Stock Option to the extent it is exercised (if permitted by the terms of the Option) (a) more than three months after the date of Optionee’s termination of employment with the Company or a Subsidiary Corporation if termination was for reasons other than death or Disability, (b) more than one year after the date of Optionee’s termination if the Optionee is Disabled, or (c) after the Optionee has been on leave of absence for more than 90 days, unless the Optionee’s reemployment rights are guaranteed by statute or contract.

3.7    Amendments. In the event that an adjustment to the terms of the Plan or any grant of an Incentive Stock Option (under Section 8 of the Plan or otherwise) constitutes the grant of a new option under Section 424(h) of the Code, the Board may, after consulting with the Optionee, make such further adjustments to the terms of an Option as may be required to preserve its status as an incentive stock option under Section 422 of the Code.

3.8    Taxation of Incentive Stock Options. In order to obtain certain tax benefits afforded to an Incentive Stock Option under Section 422 of the Code, the Optionee must hold the Ordinary Shares acquired upon the exercise of an Incentive Stock Option until two years after the Grant Date and one year after the date of exercise. An Optionee may be subject to the alternative minimum tax at the time of exercise of an Incentive Stock Option. The Optionee shall give the Company prompt notice of any disposition of shares acquired on the exercise of an Incentive Stock Option prior to the expiration of such holding periods.

3.9    Code Definitions.For the purposes of this Section 3, “Subsidiary Corporation” and “Disabled” shall have the meanings attributed to those terms for purposes of Section 422 of the Code.

4.     ASSIGNABILITY

Notwithstanding Section 10 of the Plan, and to the extent permitted by applicable law, the Board and the Committee, in their sole discretion, may permit an Optionee to assign or transfer an Option (other than an Incentive Stock Option) or may permit an Optionee to designate a beneficiary who may exercise the Option or receive compensation under the Option after the Optionee’s death; provided, however, that an Option so assigned or transferred shall be subject to all the terms and conditions of the Plan and those contained in the Option Agreement.

ADDENDUM C – UNITED KINGDOM

THE OFFER OF OPTIONS UNDER THE PLAN TO PERSONS IN THE UNITED KINGDOM OR WHO ARE RESIDENT IN THE UNITED KINGDOM FOR TAX PURPOSES IS FURTHER SUBJECT TO THE ADDITIONAL TERMS AND RESTRICTIONS SET FORTH BELOW.

1.     DEFINITIONS

All capitalized terms used and not otherwise defined herein shall have the meanings given them in the Plan.

2.     DESIGNATION OF OPTIONEES

The persons who are eligible for participation pursuant to this Addendum C shall exclude any person who is eligible to participate by virtue of Section 4.1 of the Plan who is not an employee or former employee of the Company or any Subsidiary, or the spouse, widow, widower or child or step-child under the age of 18 of any such person.

3.     NATIONAL INSURANCE CONTRIBUTIONS

In the case of any Option granted under this Addendum C, the Company may determine that the exercise of the Option is conditional on the Optionee entering into:

(a) an agreement to reimburse the Company or any Subsidiary that employs the Optionee in whole or in part for any Secondary Class 1 national insurance contributions; or

(b) an election with any Subsidiary that employs the Optionee to assume the liability for any Secondary Class 1 national insurance contributions, payable on the exercise, assignment or release of an Option including an agreement or election under paragraph 3A or 3B of Schedule 1 to the Social Security Contributions and Benefits Act 1992.